                                  EXHIBIT  10.39



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                      STEAM SUPPLY AND OPERATING AGREEMENT




                                     between




                             MULTITRADE GROUP, INC.,
                             as Seller and Operator




                                       and




                          E.I. DUPONT DE NEMOURS & CO.
                               as Buyer and Owner




                             Dated February 11, 1998



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                                TABLE OF CONTENTS

                                                                            PAGE

SECTION 1.  DEFINITIONS......................................................1

SECTION 2.  TERM; INITIAL DELIVERY DATE; TERMINATION GENERALLY;
            DUPONT OPTION....................................................4

SECTION 3.  PURCHASE AND SALE OF STEAM ENERGY................................4

SECTION 4.  METERING; INSPECTIONS; QUALITY CONTROL...........................5

SECTION 5.  EXISTING EQUIPMENT...............................................6

SECTION 6.  CONDITIONS TO MULTITRADE'S OBLIGATIONS...........................7

SECTION 7.  OTHER COVENANTS..................................................8

SECTION 8.  PAYMENT RATES AND TERMS..........................................9

SECTION 9.  INTERRUPTION OF SERVICE OR OPERATIONS; FORCE MAJEURE.............9

SECTION 10. INDEMNIFICATION AND lIMITATIONS OF LIABILITY....................10

SECTION 11. INSURANCE.......................................................11

SECTION 12. ARBITRATION OF DISPUTES; ATTORNEY'S FEES........................12

SECTION 13. RENEWAL; TERMINATION............................................12

SECTION 14. MISCELLANEOUS...................................................15


EXHIBITS

      Exhibit 4.1  - Steam Meter and System Interconnection Points Locations
      Exhibit 4.2  - Malfunction Period Steam Calculation
      Exhibit 6.6  - Condensate Return Parameters
      Exhibit 13.3 - Termination Payment Schedule

            STEAM SUPPLY and OPERATING AGREEMENT, dated February 11, 1998 (this "Agreement") between MULTITRADE GROUP, INC., a Virginia corporation ("Multitrade") and E.I. DUPONT DE NEMOURS & CO., a Delaware corporation ("DuPont").


                              W I T N E S S E T H:


            WHEREAS, Multitrade wishes to provide steam to, and to perform certain other Multitrade Services for, DuPont at its Martinsville Plant facility in Henry County, Virginia; and


            WHEREAS, DuPont wishes to have Multitrade provide and perform such Multitrade Services at its Martinsville Plant facility, as specified herein;


            NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements hereinafter set forth to be kept and performed, the parties hereto agree as follows:

                                    AGREEMENT


      SECTION 1.    DEFINITIONS.

            Unless the context otherwise requires, the following terms have, for purposes of this Agreement, the respective meanings set forth below:

            "AAA" has the meaning assigned thereto in Section 12.1(a).

            "Agreement" has the meaning assigned to such term in the first paragraph hereof.

            "Air Permit" means the air permit necessary for the operation of the System on the terms provided herein issued to Multitrade on January 16, 1998 by the State of Virginia Department of Environmental Quality.

            "Applicable Law" means any law, rule, regulation, ordinance, judgment, decree, permit or similar decision of any federal, state or local governmental authority, agency, court or similar body having jurisdiction (including without limitation any Environmental Laws), which is applicable to or affects the ownership, operation, testing, maintenance, leasing or use of the System, the Existing Equipment, the Martinsville Plant, the System Site or the Martinsville Plant Site.

            "Dedicated  Capacity"  has the  meaning  assigned  to  such  term in
Section 3.2 of this Agreement.

            "DuPont" has the meaning assigned in the first paragraph hereof.

            "Environmental Law" means all federal, state and local laws, rules, regulations, directives, decrees, ordinances, codes, rules, orders, approvals of governmental authorities, licenses or standards, including without limitation, the Comprehensive Environmental Response

Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), relating to pollution or protection of human safety, health or the environment (including without limitation, ambient air, surface water, ground water land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of hazardous substances, or otherwise relating to the manufacture, processing, refining, distribution, use, management, treatment, storage, disposal, transport, recycling, reporting or handling of hazardous substances.

            "Event of Force Majeure" means any event which is beyond the control of a party. An Event of Force Majeure shall include, but not be limited to, any of the following: (1) act of god, war or the public enemy whether declared or not; (2) public disorders, civil disturbance, insurrection, rebellion, sabotage, terrorism or the threat of such acts, riots, violent demonstrations; (3) any effect of unusual natural elements, including fire, earthquakes, floods, lightning, hurricanes, or other unusual natural calamities; (4) explosion, accident or fire; (5) strikes or lock-outs or other collective or industrial action by workers or employees; (6) the issuance, absence, suspension, repeal, amendment, modification, supplement, termination, interruption, denial or failure of renewal of any permit; provided that any such event is not due to the negligence of the party seeking the permit in failing to file a timely and complete application therefor; (7) radioactive contamination or ionizing radiation; (8) aircrash, shipwreck, train wrecks or failures or delays of transportation; (9) the existence of Hazardous Waste at either or both of the Sites; and (10) orders or judgments of any governmental, regulatory or judicial authority.

            "Existing Equipment" means, collectively, one steam turbine driven chilled water refrigeration machine, one spare steam turbine driven refrigeration machine with associated chilled water pumps and spare, and raw water condensing system, one raw water pump and spare, raw water/chilled water heat exchanger and one air compressor rated at 1,970 CPM at 100 psi (for normal operation) and one spare compressor, each owned by DuPont and located in the Martinsville Plant.

            "Fixed Capacity Component" means $37,500.00 for each Month during the Term.

            "Ground Lease" means the Ground Lease dated of even date herewith between the parties hereto pursuant to which DuPont shall lease the System Site to Multitrade and provide access to the Martinsville Plant to Multitrade for the purposes provided herein.

            "Hazardous Materials" means any chemicals that have the potential for adverse impact on human health or the environment, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, including, without limitation, "hazardous substances," "hazardous wastes," "toxic substances," and "toxic pollutants," as defined and identified pursuant to any Environmental Law.

            "Initial Delivery Date" means June 1, 1998.

            "Initial Term" has the meaning assigned thereto in Section 2.1.

            "Martinsville   Plant"  means  the   manufacturing   and   warehouse
facilities used for spinnerette manufacturing owned by DuPont located at One DuPont Road, Martinsville, Henry County, Virginia 24115.

            "Martinsville   Plant   Site"   means   the  site  on  which   the
Martinsville Plant is located.

            "Month" means a calendar month.

            "Multitrade" has the meaning assigned in the first paragraph hereof

            "Multitrade Services" means, collectively, the Steam Services and the Operating Services.

            "Operating Services" means the operating services to be provided by Multitrade pursuant to Section 5 hereof.

            "PSIG" means pounds per square inch gauge.

            "Point of Delivery" means the discharge side of the Steam Meter.

            "Sites" means, collectively, the Martinsville Plant Site and the System Site.

            "Standard Practices" means practices and standards, as changed during the term of this Agreement, that are generally accepted to test, operate and maintain equipment such as the Existing Equipment safely and efficiently and that conform to the manufacturer's reasonable operation and maintenance guidelines but, in any event, practices and standards that are not materially different from DuPont's practices and standards for the operation of the Existing Equipment on the date hereof (as provided to Multitrade pursuant to Section 6.7).

            "Steam Meter" has the meaning assigned in Section 4.1 hereof.

            "Steam Services" means the services to be provided by Multitrade pursuant to Sections 3 and 4 hereof.

            "System" means a steam production facility and steam distribution system, to be constructed, owned and operated by Multitrade and to be located in Henry County, Virginia, to provide the Steam Services to the Martinsville Plant, as provided and on the terms contemplated by this Agreement.

            "System Site" means the site on which the System is to be located.

            "Technician" means an independent technician, reasonably acceptable to Multitrade and DuPont, who has expertise in the operation and maintenance of steam production facilities similar to the System.

            "Term" has the meaning assigned in Section 2.1.

            "Termination Payment" means, for any date of termination, the amount set forth opposite such date in Exhibit 13.3.

            "Variable O&M Component" mean $0.73 per one thousand (1,000) pounds of steam delivered to DuPont as provided in this Agreement.


      SECTION 2.    TERM; INITIAL DELIVERY DATE; TERMINATION GENERALLY;
                    DUPONT OPTION

            2.1 TERM. This Agreement shall be in effect for the Term, subject to Sections 2.3 and 13 hereof. For purposes of this Agreement, "Term" means the period commencing on the date of this Agreement and ending May 30, 2003 ("Initial Term"), together with any additional extensions of this Agreement after the Initial Term to which both parties may agree pursuant to Section 13.1.

            2.2 INITIAL DELIVERY DATE. Subject to the terms of this Agreement, the Multitrade Services to be provided by Multitrade under the terms of this Agreement shall commence on the Initial Delivery Date and shall run continuously from such date during the Term, unless this Agreement shall have been terminated at an earlier date pursuant to the terms hereof.

            2.3   TERMINATION GENERALLY; DUPONT OPTION.

            (a) DuPont may terminate this Agreement, at any time with or without cause, on sixty (60) days' written notice to Multitrade, on the termination date specified in such notice (such date to be the last day of a month and to be no earlier than the first day following such 60 day notice period). In the event of a termination under this Section 2.3(a), Multitrade may discontinue provision of the Multitrade Services hereunder and DuPont shall only be required pay a Termination Payment as provided in Section 13.3.

            (b)   In  addition  to  Section   2.3(a),   this  Agreement  may  be
                  terminated  as  provided  and with  the  effect  specified  In
                  Section 13.2.


      SECTION 3.    PURCHASE AND SALE OF STEAM ENERGY

            3.1 PURCHASE AND SALE OBLIGATIONS. Subject to the term of this Agreement, DuPont agrees to purchase and pay for, and Multitrade agrees to sell to DuPont, steam energy generated by the System during the Term in an amount equal to one hundred (100) percent of the steam requirements for the Martinsville Plant; provided, however, that Multitrade shall not be obligated to sell to DuPont steam in excess of the Dedicated Capacity. The cost to DuPont for the Steam Services shall be calculated in accordance with Section B hereof. Title to and risk of loss of all such steam provided by Multitrade to DuPont hereunder shall pass from Multitrade to DuPont at the Point of Delivery.

            3.2 DEDICATED CAPACITY. Subject to Sections 6 and 9 and the other terms hereof, during the Term Multitrade will make available to DuPont at the Point of Delivery on a daily 24-hour basis at least 40,000 pounds per hour of dry saturated steam at pressures to be specified by DuPont up to 150 PSIG (the "Dedicated Capacity").

            3.3 MANNER OF OPERATION; NOTIFICATION. Multitrade agrees to use reasonable diligence to maintain and operate the System in such a manner as to avoid any interruption of service to DuPont. Multitrade shall notify DuPont in writing of its normal operating schedule, start-up and shut-down times and any changes thereto.

            3.4 COMPLIANCE WITH LAWS. Multitrade agrees to operate the System up to the Point of Delivery in accordance with the requirements of all Applicable Laws. Except as provided in Section 6.9, Multitrade shall be responsible for compliance with all Applicable Laws related to air quality, odor, noise, waste water disposal, solid waste disposal, or other conditions for the protection of the environment, or otherwise, which may apply to the System.

            3.5 ADDITIONAL CAPACITY. (a) DuPont shall have the right during the term to take up to the Dedicated Capacity of steam from the System. DuPont shall reasonably consider any request by Multitrade to release capacity to Multitrade if Multitrade wishes to sell steam to other customers and shall not unreasonably withhold its consent to any such request. If Multitrade sells steam to any such other customers, Multitrade shall, for the applicable period, prorate the Fixed Capacity Component payment for all customers and shall, if necessary, adjust the Variable O&M Component cost hereunder so that such charge to DuPont is no less favorable than the comparable charge payable by another such customer. Multitrade shall compensate DuPont (through offset against the Variable O&M Component payment payable by DuPont hereunder for the applicable period) for its out of pocket costs for water, gas and electricity used to serve non-DuPont customers as reasonably estimated by DuPont and notified in writing to Multitrade.

            (b) Multitrade shall have the right at any time during the Term to request and DuPont will not unreasonably withhold permission to add capacity to the System.

            3.6 CONDENSATE RETURN. Multitrade agrees to accept condensate return from DuPont during the Term of this Agreement. Multitrade will install and maintain a condensate system that will connect the System to a single interface with DuPont's existing condensate system in the Martinsville Plant. Such connection shall be made at a mutually agreeable point within DuPont's existing boiler plant.


      SECTION 4.    METERING; INSPECTIONS; QUALITY CONTROL

            4.1 QUALITY OF STEAM; METERING. Multitrade agrees to deliver to DuPont high quality steam, with standards of at least pH 9 (plus or minus 0.5) and 3 parts per million or less carryover, and to maintain a suitable steam flow, pressure recording and totalizing meter ("Steam Meter"). The Steam Meter and other interconnection points shall be located as specified in Exhibit 4.1. Multitrade agrees to inject into the steam, to the reasonable satisfaction of DuPont, neutralizing and/or filming amine to reduce corrosion in the Condensate Return system.

            4.2 CALCULATION; INSPECTION. (a) Multitrade will calculate DuPont's Monthly steam usage based on readings by Multitrade of the Steam Meter. DuPont will be entitled to adequate notice and opportunity to have its representative present at any such reading and may inspect the Steam Meter charts at any time. If there is any dispute as to the Steam Meter's accuracy or condition, the disputing party may, at its own expense, engage the Technician to test the Steam Meter, and the Technician's determination will be binding on the parties hereto; provided that the cost of the Technician will be borne by Multitrade if the Steam Meter is found to be in need of repair. If the Technician determines that the Steam Meter is in need of repair or replacement, such repair or replacement will be made as soon as practicable at Multitrade's expense. Multitrade shall notify DuPont of the completion of any such repair or replacement.

            (b) The amount of steam delivered to DuPont during any such malfunction period shall be calculated as provided in Exhibit 4.2.

            4.3 CALIBRATION. Multitrade agrees, at no expense to DuPont, to have the Steam Meter calibrated by the Technician at the end of the first 180 calendar days of the Term and at 180-day intervals thereafter during the Term. DuPont will be entitled to adequate notice and opportunity to have its representative present at any such calibration. A copy of the written report of the Technician's findings and calibrations shall be provided to DuPont for its information.


      SECTION 5.    EXISTING EQUIPMENT

            5.1 OPERATING AND MAINTENANCE OF EXISTING EQUIPMENT. From the Initial Delivery Date, Multitrade will operate and maintain the Existing Equipment in the ordinary course of business and in accordance with Standard Practices. DuPont shall be fully responsible for compliance with all Applicable Law related to air quality, odor, noise, Hazardous Waste disposal, waste water disposal, solid waste disposal, or other conditions for the protection of the environment, or otherwise, which may apply to the Existing Equipment. So long as Multitrade is operating and maintaining the Existing Equipment in accordance with the terms of this Agreement, and subject to DuPont's rights hereunder (and its obligation to comply with Applicable Laws). DuPont shall not interfere with or seek to direct such work by Multitrade. Multitrade shall not be responsible for, and DuPont shall have sole control over, DuPont's business, corporate administration, accounting, legal compliance and tax matters. The cost to DuPont of the Operating Services shall be as provided in Section 8 hereof.

            5.2 SCOPE OF MAINTENANCE. Multitrade's obligation to maintain the Existing Equipment pursuant to Section 5.1 above shall be limited to routine and not Major Maintenance of such Existing Equipment. For purposes hereof, "Major Maintenance" means maintenance which, if performed, would be treated under applicable U.S. Federal tax law and/or regulation as a capital improvement to the Martinsville Plant. Multitrade may at its option perform Major Maintenance on the Existing Equipment only at the request and expense of DuPont, on terms and conditions to be mutually agreed at the relevant time.

            5.3 DUPONT PRODUCTS. To the extent not economically disadvantageous to Multitrade, Multitrade shall use reasonable efforts to purchase and use DuPont refrigerants in connection with its operation of the Existing Equipment hereunder,

            SECTION 6.  CONDITIONS TO MULTITRADE'S OBLIGATIONS

            Multitrade's obligations under this Agreement are conditioned upon the performance by DuPont of the following obligations and/or the continued satisfaction of the following conditions, as the case may be, or the waiver of any or all thereof by Multitrade:

            6.1 GROUND LEASE. DuPont shall not be in breach of its obligations under the Ground Lease. The Ground Lease shall be in full force and effect.

            6.2 ACCESS. Multitrade shall have access to the System Site and the Existing Equipment on a continuing and uninterrupted basis, on the terms provided in the Ground Lease. DuPont shall assure that third parties' access to the System Site and the Martinsville Plant is reasonably controlled and coordinated with Multitrade so as not to interfere unreasonably with Multitrade's performance of the Multitrade Services. DuPont shall make the Existing Equipment available to Multitrade in condition and circumstances capable of being operated in accordance with the standards set forth in this Agreement.

            6.3 UTILITY CONNECTIONS. Multitrade shall be able to (a) inter-connect the System to the existing natural gas service line owned by Southwestern Virginia Gas company at the current rate for natural gas paid by DuPont, (b) inter-connect the System to existing electricity, sewage, telephone and water lines, and, in the case of (a) and (b), all such utility connections shall remain in effect.

            6.4 FUEL; WATER; ELECTRICITY. DuPont shall, at no cost to Multitrade, provide at all times all (i) natural gas, (ii) process, make-up and potable water and (iii) electricity necessary to perform the Multitrade Services in accordance with this Agreement. DuPont also shall maintain at all times, at no cost to Multitrade, a supply of No. 2 fuel oil adequate to permit Multitrade to operate the System in accordance with this Agreement on a uninterrupted basis as back-up to the natural gas to be provided by DuPont is provided above. DuPont shall provide evidence reasonably satisfactory to the State of Virginia
Department of Environmental Quality and Multitrade that such No. 2 fuel oil provided by DuPont meets the sulphur content requirements set forth in the Air Permit. It is acknowledged that all electricity provided to Multitrade (tenant) by DuPont (landlord) hereunder is provided by DuPont in its capacity as a landlord pursuant to the Ground Lease.

            6.5 MARTINSVILLE PLANT. DuPont shall, at no expense to Multitrade, ensure at all times that DuPont's equipment is appropriate for operation with the System and that a proper interface is maintained between such equipment and the System on DuPont's side of the Point of Delivery.

            6.6 STEAM CONDENSATE. DuPont agrees to return and deliver to Multitrade steam condensate of a quality reasonably satisfactory to Multitrade consistent with the standards of pH, hardness, level of dissolved solids and conductivity set forth on Exhibit 6.6.

            6.7   COOPERATION;  INFORMATION; OPERATING MATERIALS; SPARE PARTS.
 DuPont shall cooperate with Multitrade and, upon request of Multitrade, provide access to information in control of DuPont that may be reasonably necessary to Multitrade in performing the Multitrade Services, including but not limited to current operation and maintenance manuals, specifications, diagrams, test results, warranties and other information ("Operating Materials"); provided that DuPont shall provide to Multitrade promptly after its signature hereto its Operating Materials related to the Existing Equipment. DuPont shall make available to Multitrade any spare parts for the Existing Equipment in DuPont's possession on the date hereof for use by Multitrade in connection with Multitrade's performance of the Operating Services.

            6.8 LICENSING AND PERMITS. (a) GENERAL. DuPont shall, at no cost to Multitrade, obtain and maintain in effect, any and all permits, consents and approvals necessary under Applicable Law for continuous operation of the Existing Equipment, other than any such permits, consents and approvals required to be maintained by Multitrade in order to engage in the business of providing the Operating Services. DuPont shall deliver to Multitrade copies of any such permits, consents and approvals to be obtained by DuPont as may be pertinent to Multitrade's performance of such Services, promptly upon request.

            (b) AIR PERMIT. The Air Permit shall have been issued on terms reasonably acceptable to Multitrade on or before February 1, 1998, shall be in full force and effect and not subject to revocation, amendment or modification.

            6.9 DISPOSAL OF RESIDUE. DuPont shall, in accordance with all Applicable Laws, ensure that all residue (including any Hazardous Waste) generated by the System and/or the Existing Equipment is stored, handled, maintained and/or disposed properly. Multitrade shall perform at its cost appropriate tests to determine the nature of any Hazardous Waste to be delivered to DuPont under this Agreement and shall provide copies of such test results to DuPont at the time of such delivery.

            6.10 MULTITRADE BOARD. This Agreement, the Ground Lease and the performance of Multitrade's obligations under such agreements, shall have been approved by Multitrade's Board of Directors.


      SECTION 7.    OTHER COVENANTS

            7.1 NEW BUYER/CHANGE IN LOAD. In the event that DuPont or Multitrade shall propose (a) that one or more third parties replace or join DuPont as a purchaser of Steam Services hereunder, and/or (b) any material change in the quantity of steam to be sold by Multitrade hereunder, it is the intention of the parties to negotiate in good faith changes in the terms of this Agreement (including without limitation the compensation payable to Multitrade) to address such changed circumstances on a mutually agreeable basis.

            7.2 COOPERATION GENERALLY. Each party shall cooperate with the other party to the fullest extent reasonably practicable to enable each such party to discharge its obligations under this Agreement. Multitrade shall, at DuPont's request, reasonably cooperate with and provide reasonable assistance to DuPont in connection with any safety, health or environmental audits or related monitoring or record keeping obligations of DuPont.

            SECTION 8.  PAYMENT RATES AND TERMS

            8.1 TIMING. DuPont will pay Monthly for the Multitrade Services provided by Multitrade, subject (as to any disputed amounts) to Section 12.

            8.2 AMOUNT. The amount that DuPont will pay for the Multitrade Services will be, for any Month, an amount equal to the sum of (i) the Fixed Cost Capacity Component for such Month plus (ii) the Variable O&M Component for such Month, such Variable O&M Component to be based on a delivered, unit price per 1,000 pounds of dry saturated steam, as set forth in this Agreement and measured in accordance with Section 4.3, plus (iii) if applicable, any amount payable to Multitrade for any Major Maintenance performed by Multitrade in accordance with and subject to the terms of Section 5.2. All steam costs will be based on the steam actually delivered to the Point of Delivery as measured by the Steam Meter. In the event of any termination of this Agreement, payments as calculated under this Section 8 shall be made through the date of effectiveness of such termination.

            8.3 BILLING. Amounts owed by DuPont to Multitrade hereunder will be billed monthly to DuPont by Multitrade and payments will be due within 30 days after receipt by DuPont of Multitrade's invoice. Multitrade may charge a 1.5% late charge on any bill not paid within 30 days of the due date, subject (as to any disputed amounts) to Section 12; provided, that, in the event that any amount disputed by DuPont hereunder is determined in accordance with this Agreement not to be owed by DuPont, no such late charge shall be payable by DuPont in respect of such amount. The first such billing by Multitrade hereunder shall be issued to DuPont no later than 30 days subsequent to the Initial Delivery Date.


      SECTION 9.    INTERRUPTION OF SERVICE OR OPERATIONS; FORCE MAJEURE

            9.1 MULTITRADE INTERRUPTIONS. Multitrade agrees to give DuPont immediate notice of any unplanned interruption of the steam supply and to give as much prior written notice as possible of all planned interruptions of the steam supply. Any planned interruption of the steam supply will be coordinated with DuPont. The parties hereby acknowledge that, in accordance with state regulations, service of each boiler will be interrupted annually for a period of one week to conduct a boiler inspection and, during each such period, DuPont shall adjust its steam requirements hereunder to accommodate each such shutdown.

            9.2 FORCE MAJEURE - STEAM SERVICES. An unplanned interruption of Steam Services that is attributable to any Event of Force Majeure will not constitute a branch of this Agreement by Multitrade, and Multitrade will not be liable to DuPont for any damages arising out of or related to any such interruption, provided Multitrade exercises diligent efforts to restore normal operations as soon as possible. During any such period of interruption, DuPont shall be obligated to make Fixed Cost Capacity Component payments without reduction and shall be liable for any Variable O&M Capacity Payments, all as calculated under Section 8.

            9.3 FORCE MAJEURE - OPERATING SERVICES. An unplanned interruption of Operating Services that is attributable to any Event of Force Majeure will not constitute a breach of this Agreement by Multitrade, and Multitrade will not be liable to DuPont for any damages arising out of or related to any such interruption, provided Multitrade exercises diligent efforts to restore normal operations as soon as possible. During any such period of interruption, DuPont shall be obligated to make Fixed Cost Capacity Component payments without reduction and shall be liable for any Variable O&M Capacity Payments, all as calculated under Section 8.

            9.4 EMERGENCY STEP-IN RIGHTS. (a) In the event that any unplanned interruption of Steam Services occurs for reasons other than an Event of Force Majeure or an event which Multitrade is diligently proceeding to cure, DuPont, subject to the terms and conditions of this Section 9.4, and at its sole cost and expense, shall have the right to enter and assume operational control of the System in order to provide steam to the Martinsville Plant to meet its requirements, such DuPont control to continue solely until such time as Multitrade or its designee shall advise DuPont that is able to re-assume control of the System and resume steam deliveries pursuant to this Agreement. DuPont shall immediately surrender control of the System to Multitrade upon notice from or on behalf of Multitrade as aforesaid. Multitrade shall reasonably cooperate with DuPont in connection with DuPont's exercise of its rights under this
Section 9.4. Any such period of time during which DuPont shall control the System as provided in this Section 9.4 is referred to herein as an "Emergency Control Period." The parties acknowledge that the need for such emergency control is highly unlikely and DuPont agrees with Multitrade to exercise all reasonable efforts to avoid instituting an Emergency Control Period. Prior to instituting any such Emergency Control Period, DuPont shall make all reasonable efforts to contact Multitrade to determine whether Multitrade is able to control the System.

            (b) Notwithstanding the foregoing, in the event that DuPont exercises its rights under this Section 9.4, during any such Emergency Control Period (i) DuPont shall remain obligated to make Fixed Cost Capacity Component payments as provided in Section 8; (ii) DuPont shall maintain and operate the System in compliance with permits, licenses and all Applicable Law (at its sole expense and liability); and (iii) DuPont shall exercise the same standard care in the operation and maintenance of the System which it exercises in the operation and maintenance of its own facilities. In addition, DuPont shall defend, indemnify and hold harmless Multitrade (including its officers, employees, subcontractors, agents and partners, and their respective successors and assigns) from and against any and all liability, claim, injury (including death resulting therefrom), property damage loss, fine, penalty or assessment by any agency, suit, cause of action, proceeding, judgment, and cost or expense (including cost of defense, settlement and reasonable attorney's fees), which is directly or indirectly caused by, relates to, or arises out of, any act or omission of DuPont, its agents, employees or subcontractors, including without limitation any failure to comply with any Applicable Law, during any such Emergency Control Period, whether or not any such liability, claim, injury, property damage, loss, fine, penalty, assessment, suit, cause of action, proceeding, judgment, cost and/or expense occurs or arises during or after the pendency of any such Emergency Control Period.


      SECTION 10.   INDEMNIFICATION AND LIMITATIONS OF LIABILITY

            10.1 RECIPROCAL INDEMNIFICATION. Multitrade and DuPont, respectively, as indemnitor, will indemnify the other, as indemnitee, and hold harmless it, its partners, officers, directors, agents and affiliates, and their respective successors and assigns, from and against any and all losses (excluding consequential losses), damages, expenses and liabilities suffered or paid as a result of any and all claims, demands, fines, penalties, settlements, suits, causes of actions, proceedings, judgments and liabilities, including reasonable counsel fees incurred in litigation or otherwise, assessed, incurred or sustained by or against any such party with respect to or resulting from injuries to or death of persons, including, but not limited to, employees of either party hereto, and damage to or destruction of property of either party hereto, arising out of, or in any way connected with, the failure to comply with any Applicable Law of any authority having proper jurisdiction, or the performance or non-performance of any provision of this Agreement or the Ground Lease, or any operations conducted hereunder or the use and occupancy of the System Site, by indemnitor, its agents or employees, which such indemnitor is responsible for complying with, performing or non-performing, as the case may be, excepting only such injury, death, damage or destruction as may be caused by the gross negligence or willful misconduct of the indemnitee, its agents or employees. Each indemnitee upon the indemnitee's request, (a) shall defend any suit asserting a claim covered by this indemnity or (b) if the indemnitor elects to control the defense of such suit, shall cooperate with the indemnitor in respect of any matter related to such defense. The indemnitor shall pay all costs that may be incurred by the indemnitee, including reasonable attorney's fees, within twenty (20) days of any written request therefor, subject (as to any disputed amounts) to Section 12.

            10.2 LIMITATION OF LIABILITY. Neither Multitrade, DuPont, nor their respective partners, officers, directors, employees, representatives, agents or independent contractors, because of any of their respective acts or omissions relating to the ownership, use, construction, operation or maintenance of the System or the Existing Equipment, or because of their respective compliance or noncompliance with this Agreement, shall have any liability, whether in contract, warranty, tort, strict liability, or other legal theory, for any indirect, incidental or consequential damages of the other party, including but not limited to loss of anticipated profits, or revenues; loss of use of the System, the Existing Equipment or the Condensate Return system; non-operation or increased expense of operation of the System, the Existing Equipment or the Condensate Return system, as applicable; and increased cost of capital or cost of purchased or replacement steam.

            10.3 GROUND LEASE. The terms of Sections 10.1 and 10.2 shall supplement and not limit the terms of the Ground Lease.


      SECTION 11.   INSURANCE

            11.1 SYSTEM INSURANCE. Multitrade shall maintain in full force and effect, at its expense, casualty and liability insurance on the System and liability insurance for its undertakings hereunder equal to at least the amounts required by statute and the amounts customarily maintained in the industry for steam generating facilities of similar size and type as the System. Multitrade shall also maintain excess liability coverage with a minimum limit of $2,000,000.

            11.2 BUSINESS INTERRUPTION INSURANCE. If either party desires to obtain business interruption insurance for its respective facilities, each agrees, upon reasonable written notice to the other, to permit inspection of its facilities (in the case of DuPont, to include the Existing Equipment but not any proprietary equipment or process) by representatives of the insurance company during reasonable working hours.

            SECTION 12. Arbitration of Disputes; Attorney's Fees

            12.1 ARBITRATION. (a) Any dispute between Multitrade and DuPont arising under, out of or in connection with this Agreement shall, if not resolved amicably between the parties within 30 days after written notice of such dispute from one party to the other, be settled by (i) if the parties so agree within a further 5 business day period, by mediation under rules, and before a mediator, each to be agreed within such 5 business day period or (ii) if the parties do not so agree to mediation, a mediator and rules within such 5 business days, at the initiation of either party, by arbitration pursuant to the rules of the American Arbitration Association ("AAA"). Any such mediation shall last no more than 90 days from the date on which the parties so agree to mediate. If at the end of such 90 day period the subject dispute is not resolved either party may institute such arbitration as aforesaid.

            (b) Any arbitration of any such dispute hereunder shall be initiated by a party by the giving of a written notice of arbitration hereunder to the other party. Within 30 days after the date of such notice of arbitration, each of Multitrade and DuPont shall appoint an arbitrator, which two arbitrators shall jointly select a third arbitrator who shall serve as chairman of the arbitration panel. If either Multitrade or DuPont does not select its arbitrator within 30 days after written notice of arbitration is given, or if the two arbitrators cannot agree upon a third arbitrator within 30 days after the appointment of the later of such two initial arbitrators, the AAA shall make the appointment or appointments from its panel of arbitrators. The arbitration proceedings shall take place in the State of Virginia or such place as may otherwise be mutually agreed to by the parties.

            (c) The decision of the arbitrator shall be binding upon the parties and conclusive as to disputes relating to this Agreement. Upon rendering a decision, the arbitrators shall promptly execute and acknowledge the decision and deliver a copy to each party. A judgment confirming the decision may be rendered by any court that has jurisdiction over the matter.

            (d) Pending resolution of any controversy or dispute, performance by each party shall continue so as to maintain the status quo as it existed prior to the initial notice of a dispute hereunder. Resolution of any controversy or dispute involving the payment of money by one party to the other shall include payment of interest, compounded Monthly on all outstanding payments determined to be payable by a party, at a rate per annum equal to the "prime interest rate" quoted from time to time by the Chase Manhattan Bank, N.A., or any successor bank thereto, plus one percent (1%).

            12.2 ATTORNEY'S FEES AND COST. In any arbitration or court proceeding to enforce any arbitration award made pursuant to this Section 12, each party shall be responsible for its respective legal costs. The cost of any mediation or arbitration shall be split equally between the parties participating in the proceeding.


      SECTION 13.   RENEWAL; TERMINATION

            13.1 RENEWAL. This Agreement my be renewed by agreement of the parties hereto for such periods after the Initial Term as the parties may agree. Provided the notifying party is not in default under any of the terms of this Agreement, either party wishing to negotiate for a renewal of this Agreement shall notify the other in writing of its desire to so negotiate on or before the last day of March in the year in which this Agreement would otherwise expire. In the event of a renewal of this Agreement beyond the Initial Term, it is the intention of the parties to agree to a mutually acceptable reduction in the Fixed Capacity Component payable by DuPont to Multitrade during such renewal period.

            13.2  Termination

                  (a) FAILURE OF CONDITIONS. Without limiting the obligation of each party hereunder and subject to the other terms of this Agreement, this Agreement shall terminate without further action by the parties on February 16, 1998 if the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5 or 6.10 have not been satisfied by the parry obligated to satisfy such conditions or waived by the party entitled to waive such conditions, each party shall have no further duty or obligation to the other hereunder.

                  (b) BREACH. If DuPont or Multitrade materially breaches this Agreement and does not cure such breach within thirty
                        (30) days of receipt from the non-breaching party of a notice of such material breach, the non-breaching party may terminate this Agreement (and if the non-breaching party is Multitrade, Multitrade may discontinue provision of the Multitrade Services hereunder) at any time thereafter upon sixty (60) days prior written notice to the breaching party; provided, however, that in the case of a material breach that cannot with reasonable diligence be cured within a period of sixty
                        (60) days, and provided further that the breaching party shall proceed as promptly as possible after receipt of such notice to cure the breach and thereafter to prosecute the curing of such breach diligently and continuously, expeditiously developing and thereafter reporting regularly to the other upon the cure plan, the period of time after receipt of such notice within which to cure the breach shall be extended for such period as may be necessary to cure the breach with reasonable diligence, but in no event for a period longer than one hundred eighty (180) days after such notice. In the event of a termination under this Section 13.2(b) as a result of a breach by DuPont, DuPont shall pay a Termination Payment as provided in Section 13.3.

                  (c) NON-PAYMENT. If DuPont fails to pay Multitrade any amount due hereunder on the date payment of such amount is required, Multitrade may, upon thirty (30) days notice to DuPont, and in the event payment is not made within such thirty (30) days, discontinue provision of the Multitrade Services and terminate this Agreement. In the event of a termination under this Section

                        13.2(c), DuPont shall pay a Termination Payment as provided in Section 13.3.

                  (d) GROUND LEASE. Multitrade may discontinue provision of the Multitrade Services hereunder and terminate this Agreement in the event of a material breach or termination of the Ground Lease by DuPont or the failure of the Ground Lease to be in full force and effect. In the event of a termination under this Section 13.2(d), DuPont shall pay a Termination Payment as provided in
                        Section 13.3.

                  (e) AIR PERMIT. If the Air Permit shall have been modified, revoked, canceled or suspended, or proceedings shall have been commenced under any Applicable Law for the modification, revocation, suspension or cancellation of the Air Permit, then, provided that no such event is caused by the negligence of Multitrade to comply with the terms of the Air Permit, Multitrade may discontinue provision of the Multitrade Services hereunder and DuPont shall pay a Termination Payment as provided in
                        Section 13.3.

                  (f) CONDEMNATION. If any event described in Section 17 of the Ground Lease shall occur, Multitrade may, on thirty
                        (30) days notice to DuPont, terminate this Agreement. In such event Multitrade may discontinue provision of the Multitrade Services hereunder and DuPont shall pay a Termination Payment as provided in Section 13.3.

            13.3 TERMINATION EFFECTIVENESS; TERMINATION PAYMENT. (a) For purposes of calculating any Termination Payment hereunder and the amount to be paid pursuant to Section 8 hereof, if not otherwise the case, all terminations under this Agreement shall be effective on the last calendar day of the month in which such notice would otherwise be effective hereunder.

            (b) DuPont and Multitrade acknowledge and agree that any termination of this Agreement or the Ground Lease shall directly cause damage to Multitrade in an amount and to an extent as cannot be calculated presently with reasonable certainty. As damages for such a breach and termination, DuPont hereby agrees to pay Multitrade, within thirty (30) days after such a termination, as liquidated damages and not as a penalty, an amount equal to the Termination Payment. In the event of such termination, no discontinuation of the Multitrade Services by Multitrade shall render Multitrade liable for damages or relieve DuPont from performance of its obligations hereunder.

            13.4 SURVIVAL. The obligations of the parties under Sections 10, 12, 13.3, 13.4 and this 13.5 and Section 23 of the Ground Lease shall survive any termination of this Agreement.

            13.5 NO LIMITATION. The terms of this Section 13 shall not limit any other remedies available to Multitrade under this Agreement, the Ground Lease or applicable law.

            SECTION 14. MISCELLANEOUS

            14.1 AMENDMENT; ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties and supersedes all prior negotiations and oral understandings, if any, including the Letter of Intent dated December 15, 1997 between the parties (other than clause 7 thereof). This Agreement may not be amended, supplemented or modified except by a written instrument signed by the parties hereto.

            14.2 ASSIGNMENT AND DELEGATION. (a) Except as provided in Section 14.2(b), neither party may voluntarily assign all or any portion of its rights, nor delegate its duties, under this Agreement, without the written consent of the other party, whose consent shall not be unreasonably withheld, except in connection with an assignment to a lender or lenders of its right, title, interests, powers and benefits under this Agreement, as security for a loan. Any such assignment or delegation made without such written consent pursuant to this
Section 14.2 shall be void and ineffective.

            (b) DuPont may assign its rights and obligations hereunder (i) without Multitrade's consent but subject to prior written notice to Multitrade, to a subsidiary or affiliate of DuPont, (ii) with Multitrade's prior written consent, whose consent shall not be unreasonably withheld, to a third party whose credit standing is reasonably acceptable to Multitrade.

            (c) If DuPont or its permitted successors shall transfer, sell, assign, convey or otherwise dispose of either or both of the Sites or the Martinsville Plant (including without limitation in the case of (b)(i) or (ii), above) such disposition shall be subject to the express condition that the transferee, assignee, purchaser or recipient of such conveyance or disposition shall assume all obligations of DuPont to be performed under this Agreement and the Ground Lease. In such event, DuPont or such other assignor shall be relieved of all further liability under this Agreement from and after the date of such transferee, assignee, purchaser or recipient's assumption of such obligations of DuPont or such assignor, as the case may be, as provided above.

            14.3 BINDING EFFECT; SUCCESSOR AND ASSIGNS. The terms and provisions of this Agreement and the respective rights and obligations hereunder of Multitrade and DuPont shall be binding upon, and inure to the benefit of their respective permitted successors and assigns.

            14.4 INDEPENDENT CONTRACTOR. Multitrade is entering into this Agreement and the Ground Lease and shall perform hereunder and thereunder as an independent contractor and neither Multitrade nor DuPont shall be deemed in any way or for any purpose, by nature of this Agreement, the Ground Lease or otherwise, a partner, joint venturer, agent, employer or employee of the other.

            14.5 CHOICE OF LAW. This Agreement and any dispute arising here from shall be governed and interpreted in accordance with laws of the State of Virginia as applied to contracts made and wholly performed within said state.

            14.6 SECTION HEADINGS AND SUBHEADINGS. All Section headings and subheadings are inserted for convenience only and shall not affect any construction or interpretation of this Agreement.

            14.7 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either party.

            14.8 NOTICE. Except as otherwise specifically provided for in this Agreement, all notices or other communications required or permitted hereunder will be in writing and deemed given (a) if delivered personally, (b) if sent by facsimile copy and receipt thereof is confirmed, or (c) if (i) deposited in the U.S. mail, registered mail, postage prepaid, return receipt requested or (ii) delivered to a nationally recognized express mail service which requires a receipt from the recipient, and, in either case, a receipt is obtained, and (d) in any case addressed as follows:

            TO MULTITRADE:                 TO DUPONT:
            -------------                  ---------
            Multitrade Group, Inc.         E.I. DuPont DeNemours & Co.,
            Post Office Box 717            Inc.
            Ridgeway, VA 24148             One DuPont Road
            Attn:  Mr. B.E. Brammer        Martinsville, VA 24115
            CEO and Chairman               Attn:  Plant Manager

            Tel:  540-632-4071             Tel:  540-666-5391
            Fax:  540-632-5150             Fax:  540-666-5111

Such addresses and personnel designations may be changed from time to time by either party by serving written notice as provided above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                       MULTITRADE GROUP, INC.


                                       By: /s/ B.E. Brammer
                                           -----------------------------
                                       Name: B.E. Brammer
                                       Title: Chairman and CEO



                                       E.I. DUPONT DE NEMOURS & CO.


                                       By: /s/ S.A. Hamden
                                           -----------------------------
                                       Name: S.A. Hamden
                                       Title: Director - Global Servicing

                                                                     EXHIBIT 4.1

                         STEAM METER LOCATION AND SYSTEM
                        INTERCONNECTION POINTS LOCATIONS

            The Steam Meter shall be located within the System on the steam main that intra-connects to the Martinsville Plant's existing steam system. The Steam Meter shall have sufficient straight piping, in and out, as recommended by the Steam Meter manufacturer.

            Multitrade shall inter-connect the System to the Martinsville Plant's existing system at the existing 10" valve located on the 550 psi steam header. The existing 10" valve and header is located on the operating floor level near the shop wall to the east and the southern boiler plant wall.

                                                                     EXHIBIT 4.2

                        METHOD OF ADJUSTING STEAM INVOICE
                 TO COMPENSATE FOR MALFUNCTIONING STEAM METER

(No Adjustment for one percent plus or minus of correct reading.)

STEP 1. Determine percentage meter error, either plus or minus, from calibration by independent technician.

STEP 2. Total the volume of steam purchased by the Purchaser from the time of previous calibration to the time the meter was determined to be inaccurate. Example: If an October calibration indicated meter was 2% in error-total steam usage from previous calibration through the month of October.

STEP 3. Multiply the total steam consumed by DuPont (the sum of STEP 2) by the percentage of meter error, less the one percent plus or minus dead band.

STEP 4. Determine the average sale price of steam to DuPont during the period in question.

STEP 5. Multiply the product of STEP 3 by the average price determined in STEP 4.

STEP 6. Multiply the product of STEP 5 by 50% and the result equals the total credit or debit.

EXAMPLE:

September, 1999, calibration indicated three percent "plus" steam reading. Previous calibration accomplished March, 1999.

STEP 1.     Plus three percent (3%) meter reading

STEP 2.     34,495,000  Sept. 1999
            36,257,200  Aug. 1999
            27,172,400  July, 1999
            35,243,659  June, 1999
            39,148,699  May, 1999
            35,248,489  April, 1999
            ----------
            207,665,647 Total Lbs.

STEP 3.     Sum of STEP 2:    207,665,647
            Total from STEP 1
            Less 1% Dead Band:      x         2%  (3% error - 1% Dead)
                                    -------------
                                    4,153,313 MLbs.

STEP 4.     Average Price for Steam:

            $    5.40  Sept. 1999
                 5.49  Aug. 1999
                 5.55  July 1999
                 5.47  June 1999
                 5.37  May 1999
                 5.43  April 1999
                 ----
               $32.71  divided by 6 = $5.45 avg. price per 1000 lbs.

STEP 5.     Product of STEP 3:  4,153,313  MLbs.
            Total from STEP 4:  x   $5.45 per MLbs.
                                ---------
                               $22,635.66

STEP 6.     Product of STEP 5: $22,635.66
                                x     50%
                                ---------
                              ($11,317.78)  Net(credit) or debit

                                                                     EXHIBIT 6.6

                          CONDENSATE RETURN PARAMETERS


     Parameter                                Maximum Limit
----------------------                     ---------------------

Total Hardness                             1.0 parts per million

Sodium                                     .1 parts per million

Silica                                     .2 parts per million

Conductivity                               100 micromos

Total Iron                                 .05 parts per million

Total Copper                               .02 parts per million

Total Organic Carbon                       Non Detectible

pH                                         6.5 - 8.0 Range

                                                                    EXHIBIT 13.3

                          TERMINATION PAYMENT SCHEDULE

 EFFECTIVE DATE OF       TERMINATION      EFFECTIVE DATE OF      TERMINATION
    TERMINATION            PAYMENT           TERMINATION           PAYMENT

  PRIOR TO 7-31-98       $1,287,751           1-31-2001           $879,751
      7-31-98            $1,287,751           2-28-2001           $864,701
      8-31-98            $1,275,420           3-31-2001           $849,550
      9-30-98            $1,263,008           4-30-2001           $834,298
      10-31-98           $1,250,512           5-31-2001           $818,945
      11-30-98           $1,237,934           6-30-2001           $803,489
      12-31-98           $1,225,271           7-31-2001           $772,268
                                              8-31-2001           $756,501
      1-31-99            $1,212,254           9-30-2001           $740,629
      2-28-99            $1,199,692          10-31-2001           $724,651
      3-31-99            $1,186,775          11-30-2001           $708,567
      4-30-99            $1,173,771          12-31-2001           $692,375
      5-31-99            $1,160,681
      6-30-99            $1,147,503           1-31-2002           $676,075
      7-31-99            $1,134,238           2-28-2002           $659,667
      8-31-99            $1,120,884           3-31-2002           $643,149
      9-30-99            $1,107,441           4-30-2002           $626,522
      10-31-99           $1,093,909           5-31-2002           $609,783
      11-30-99           $1,080,286           6-30-2002           $592,933
      12-31-99           $1,066,573           7-31-2002           $575,970
                                              8-31-2002           $558,895
     1-31-2000           $1,052,768           9-30-2002           $541,705
     2-29-2000           $1,038,871          10-31-2002           $524,401
     3-31-2000           $1,024,881          11-30-2002           $506,982
     4-30-2000           $1,010,798          12-31-2002           $489,446
     5-31-2000            $996,621
     6-30-2000            $982,350            1-31-2003           $471,794
     7-31-2000            $967,984            2-28-2003           $454,024
     8-31-2000            $953,522            3-31-2003           $436,135
     9-30-2000            $938,963            4-30-2003           $418,127
     10-31-2000           $924,307            5-31-2003           $400,000
     11-30-2000           $909,554
     12-31-2000           $894,702

           AMENDMENT NO. 1 TO STEAM SUPPLY AND OPERATING AGREEMENT

            AMENDMENT NO. 1, DATED FEBRUARY 20, 1998 (THIS "AMENDMENT") TO STEAM SUPPLY and OPERATING AGREEMENT, dated February 11, 1998 (the "Agreement"), between MULTITRADE GROUP, INC., a Virginia corporation ("Multitrade") and E.I. DUPONT DE NEMOURS & CO., a Delaware corporation ("DuPont").


            WHEREAS, the parties to this Amendment have entered into the Agreement and wish to amend certain terms of the Agreement, as specified herein;


            NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements hereinafter set forth to be kept and performed, the parties hereto agree as follows:

      1.    AMENDMENT TO SECTION 1 (DEFINITIONS)

            Section 1 of the Agreement is amended to include the following text at the end of such section:

            References to an agreement, document or Applicable Law mean such agreement, document or Applicable Law as the same may be amended, modified or supplemented from time to time.

      2.    AMENDMENT TO SECTION 6.5 (MARTINSVILLE PLANT)

                  The following sentence is added to Section 6.5 as a second sentence:

                  For all purposes of this Agreement and the Ground Lease. DuPont, at all times during the Term, shall be deemed to have and retain sole control of the Martinsville Plant and all equipment therein.

      3.    AMENDMENT TO SECTION 10 (INDEMNIFICATION AND LIMITATIONS OF
            LIABILITY)

            (a) The term "System Site" in the thirteenth line of Section 10.1 shall be deleted and replaced by the phrase "System Site or Leased Premises, as the case may be,"

            (b)  Each  occurrence  of the term  "Condensate  Return  System"  in
      Section 10.2 shall be deleted and replaced by the phrase "Martinsville Plant".

      4.    AMENDMENT TO SECTION 14 (MISCELLANEOUS)

            (a) The following sentence is added to Section 14.1 as a third sentence;

                  In the event of any conflict or inconsistency between this Agreement and the Ground Lease, the terms of this Agreement shall govern.

                  (b) The following is added to Section 14.8 below the notice address for Multitrade:

                  Or, if by courier to:

                        Multitrade Group, Inc.
                        101 Evening Star Lane
                        Martinsville, VA 24112
                        Attn: Mr. B.E. Brammer
                              CEO and Chairman

      5.    MISCELLANEOUS

            (a) All references to the Agreement, whether in the Agreement or elsewhere, shall mean the Agreement as amended by this Amendment. Except as amended hereby, the terms and conditions of the Agreement remain in full force and effect.

            (b) The terms and provisions of Section 12 (Arbitration of Disputes; Attorney's Fees), Section 14.1 (Amendment; Entire Agreement), Section 14.5 (Choice of Law), Section 14.7 (Severability) and Section 14.8 (Notices) shall each be incorporated into and apply to this Amendment as if set forth in full herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                                       MULTITRADE GROUP, INC.


                                       By: /s/ B.E. Brammer
                                           -------------------------------------
                                           Name: B.E. Brammer
                                           Title:  Chairman & CEO



                                       E.I. DUPONT DE NEMOURS & CO.


                                       By:  /s/ G. Kenneth Towe
                                            ------------------------------------
                                            Name:  G. Kenneth Towe
                                            Title:  Energy Sourcing  Manager